The Board has selected KPMG LLP (KPMG) to serve as the Trusts independent registered public accounting firm for the Trusts fiscal year ended January 31, 2006. The decision to select KPMG was recommended by the Audit Committee and was approved by the Board on September 21, 2005. During the Trusts fiscal years ended January 31, 2005 and January 31, 2004, neither the Trust, its portfolios nor anyone on their behalf has consulted with KPMG LLP on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trusts financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-
K) or reportable events (as described in paragraph
(a)(1)(iv) of said Item 304).
The selection of KPMG does not reflect any disagreements with or dissatisfaction by the Trust or the Board with the performance of the Trusts prior auditor. The decision to dismiss Ernst & Young
LLP (E&Y), the Trusts previous independent registered public accounting firm, and, to select
KPMG was recommended by the Trusts Audit Committee and approved by the Funds Board of Trustees. E&Ys report on the Trusts financial statements for the fiscal years ended January 31, 2005 and January 31,
2004 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During the Trusts fiscal years ended January 31, 2005 and January 31, 2004, (i) there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trusts financial statements for such years, and (ii) there were no reportable events of the kind described in Item
304(a)(1)(v) of Regulation S-K under the Securities
Exchange Act of 1934, as amended.
The Trust has requested that E&Y furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated November 29, 2005, is filed as an Exhibit to this Form N-SAR.




March 30, 2006


Securities and Exchange Commission
100 F. Street N.E.
Washington, DC 20549


Gentlemen:

We have read Item 77-K of Form N-SAR dated March 30,
2006, of SEI Daily Income Trust (the Trust) and are in agreement with the statements contained in the two paragraphs on the page therein concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.
Ernst & Young